Exhibit 99.1

Pegasystems Announces Financial Results for Fourth Quarter and Year Ended

December 31, 2010

GAAP revenue for Q4 increases 22% to $89.3 million, Non-GAAP revenue increases 26% to $91.9 million.

Record Q4 bookings expected to grow 2011 Revenue by 28% to approximately $431 million on a GAAP basis.

CAMBRIDGE, Mass. – March 16, 2011 – Pegasystems Inc. (NASDAQ: PEGA) today announced financial results for the fourth quarter and year ended December 31, 2010. GAAP revenue for 2010 increased 27% to $336.6 million compared to 2009. Non-GAAP revenue for 2010 increased 32% to $348.2 million compared to 2009. GAAP net loss for 2010 was ($5.9) million or ($0.16) per share, compared to GAAP net income of $32.2 million, or $0.85 per share (diluted), for 2009. Non-GAAP net income for 2010 was $22.5 million or $0.57 per share (diluted), compared to Non-GAAP net income of $35.5 million, or $0.93 per share (diluted), for 2009.

SELECTED GAAP & NON-GAAP RESULTS (1)

	Three Months Ended December 31,				% Increase
	2010	2010	2009	2009	Decrease)
($ in '000s)	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP

Total revenue	$89,253	$91,880	$72,947	$72,947	22%	26%
Operating (loss) income	$(3,945)	$5,571	$10,189	$11,375	(139)%	(51)%
Net (loss) income	$(4,693)	$2,644	$6,328	$7,025	(174)%	(62)%
Basic (loss) earnings per share	$(0.13)	$0.07	$0.17	$0.19	(176)%	(63)%
Diluted (loss) earnings per share	$(0.13)	$0.07	$0.16	$0.18	(181)%	(61)%

	Year Ended December 31,				% Increase
($ in '000s)	2010	2010	2009	2009	(Decrease)
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP

Total revenue	$336,599	$348,236	$264,013	$264,013	27%	32%
Operating (loss) income	$(2,580)	$37,491	$41,819	$46,633	(106)%	(20)%
Net (loss) income	$(5,891)	$22,498	$32,212	$35,483	(118)%	(37)%
Basic (loss) earnings per share	$(0.16)	$0.61	$0.89	$0.98	(118)%	(38)%
Diluted (loss) earnings per share	$(0.16)	$0.57	$0.85	$0.93	(119)%	(39)%

(1) See a reconciliation of our GAAP to Non-GAAP measures contained in the financial schedules at the end of this release.

Business Perspective

“Overall, 2010 was a tremendous year for Pegasystems,” said Alan Trefler, Founder and CEO of Pegasystems. “We successfully integrated the Chordiant acquisition, expanding our solution portfolio, client base and market reach. We invested significantly to build capability in sales, R&D and client support. We meaningfully increased our ecosystem of top-tier partners, who themselves have been building significant new capacity to support our expanding client base. We signed more than double the number of new clients in 2010 compared to 2009, and opened important new verticals and geographies. We have had numerous client projects recognized in the media, showing how our Build for Change® technology accelerates transformation initiatives while driving pragmatic benefit.”

“Our core product offerings and packaged industry solutions saw accelerated innovation and new releases that scale to the needs of the world’s most sophisticated companies, even as we simplify how our implementations are delivered. These offerings significantly improve time to value for our clients and address the most critical business issues they are facing. We have extended our enterprise cloud offering with improved integration, enhanced security, and rapid deployment, so our clients can confidently use PegaCLOUD® for development, testing and production. These advances led Pega to be recognized for leadership in multiple market categories by top industry analyst firms, including our recent recognition as a leader in case management, which is a core need of the industries we target,” concluded Mr. Trefler.

Craig Dynes, Pegasystems’ CFO, added, “We ended 2010 with an unprecedented level of activity. In fact, we set quarterly and annual records for new license signings, including a large license agreement of approximately $20 million with opportunities for significant follow-on business. We collected payment from the customer and paid sales commissions on this order, but did not recognize it as revenue in 2010. We expect to recognize this arrangement ratably at approximately $1.5 million of license and maintenance revenue per quarter beginning in Q1. Had this revenue not been deferred, we would have easily surpassed our annual revenue guidance. This arrangement is the primary reason that the total of short and long-term deferred revenue increased by $24.1 million from $50.6 million at September 30, 2010 to $74.7 million at December 31, 2010.”

“We ended the year with record backlog and we begin 2011 with record pipeline, leading us to estimate 2011 revenue to be $431 million on a GAAP basis, or $435 million on a Non-GAAP basis. We expect 2011, like 2010, to be a back-end loaded year. Accordingly, we estimate that revenue for the first half of 2011 to be approximately 45% of our annual guidance on both a GAAP and Non-GAAP basis.”

“Our investment in sales headcount in early 2010 was one of the reasons for our record license signings in Q4. This has been a major driver of our growth and we will continue to invest in both sales and research and development. Given this growth investment, we estimate that net income for 2011 will be $27 million, or $0.69 per share, on a GAAP basis, or $45 million, or $1.16 per share on a Non-GAAP basis. Like 2010, we will invest early in the year. This, along with the expenses for our annual Sales Kickoff in Q1 and our annual PegaWORLD user conference in Q2, should result in earnings per share for the first half of 2011 to be approximately $0.06 on a GAAP basis, or $0.30 on a Non-GAAP basis,” concluded Mr. Dynes.

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 6:00 p.m. EDT on March 16, 2011. Dial-in information is as follows: 1 (866) 393-1604 (domestic) or 1 (678) 809-1046 (international). To listen to the Webcast log onto www.pega.com at least 5 minutes prior to the event’s broadcast and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on www.pega.com in the Investor Relations section Audio Archives link.

Discussion of Non-GAAP Measures

To supplement financial results presented on a GAAP basis, the Company provides Non-GAAP measures included in this release, including the tables contained herein. Pegasystems’ management utilizes a number of different financial measures, both GAAP and Non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions, and for forecasting and planning for future periods. The Company’s annual financial plan is prepared both on a GAAP and Non-GAAP basis, and the Non-GAAP annual financial plan is approved by our board of directors. In addition and as a consequence of the importance of these measures in managing the business, the Company uses Non-GAAP measures and results in the evaluation process to establish management’s compensation.

These measures exclude certain business combination accounting entries and expenses related to our acquisition of Chordiant, as well as other significant expenses including stock-based compensation. The Company believes that these Non-GAAP measures are helpful in understanding our past financial performance and our anticipated future results. These Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of the Company’s GAAP measures to Non-GAAP measures is included in the financial schedules at the end of the release.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including those relating to our revenue, net income and earnings per share. The words “anticipate,” “project,” “expect,” “plan,” “intend,” “believe,” “estimate,” “should”, “target,” “forecast,” “could,” “preliminary,” “guidance” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, among others, the Company’s ability to successfully integrate the operations of Chordiant Software, Inc., variation in demand for our products and services and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the mix of perpetual and term licenses and the level of term license renewals, our ability to develop new products and evolve existing ones, the weak global economy and the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships, the potential loss of vendor specific objective evidence for our professional services, and management of the Company’s growth. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of March 16, 2011. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to March 16, 2011.

About Pegasystems

Pegasystems, the leader in business process management and a leading provider of CRM solutions, helps organizations enhance customer loyalty, generate new business, and improve productivity. Our patented Build for Change® technology speeds the delivery of critical business solutions by directly capturing business objectives and eliminating manual programming. Pegasystems enables clients to quickly adapt to changing business conditions in order to outperform the competition. For more information, please visit us at www.pega.com.

For Information, contact:

Craig Dynes, Chief Financial Officer

617-866-6020

CDynes@pega.com

All trademarks are the property of their respective owners.

Pegasystems Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue:
Software license	$27,407	$33,889	$119,839	$115,934
Maintenance	24,986	13,491	83,878	50,099
Professional services	36,860	25,567	132,882	97,980

Total revenue	89,253	72,947	336,599	264,013

Cost of revenue:
Cost of software license	1,592	31	4,303	121
Cost of maintenance	3,202	1,751	11,041	6,203
Cost of professional services	31,254	22,972	113,390	84,613

Total cost of revenue (1)	36,048	24,754	128,734	90,937

Gross profit	53,205	48,193	207,865	173,076

Operating expenses:
Selling and marketing	33,242	22,715	116,230	74,378
Research and development	14,633	10,664	55,193	38,862
General and administrative	6,788	4,625	25,034	18,017
Acquisition-related costs	910	-	5,924	-
Restructuring costs	1,577	-	8,064	-

Total operating expenses (1)	57,150	38,004	210,445	131,257

(Loss) income from operations	(3,945)	10,189	(2,580)	41,819
Foreign currency transaction (loss) gain	(1,466)	(294)	(5,569)	2,083
Interest income, net	122	740	883	3,144
Installment receivable interest income	100	123	255	347
Other income, net	-	5	814	22

(Loss) income before (benefit) provision for income taxes	(5,189)	10,763	(6,197)	47,415
(Benefit) provision for income taxes	(496)	4,435	(306)	15,203

Net (loss) income	$(4,693)	$6,328	$(5,891)	$32,212

Net (loss) earnings per share:
Basic	$(0.13)	$0.17	$(0.16)	$0.89

Diluted	$(0.13)	$0.16	$(0.16)	$0.85

Weighted-average number of common shares outstanding:
Basic	37,078	36,725	37,031	36,208
Diluted	37,078	38,584	37,031	38,113
Dividends per share	$0.03	$0.03	$0.12	$0.12

(1) Includes stock-based compensation as follows:
Cost of revenue	$497	$212	$1,825	$1,096
Operating expenses	$1,035	$938	$4,920	$3,577

PEGASYSTEMS INC.

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (1)

($ in thousands, except per share data)

	Three Months Ended December 31,						% Increase (Decrease)

	2010 GAAP	Adj.	2010 Non-GAAP	2009 GAAP	Adj.	2009 Non-GAAP	GAAP		Non-GAAP

TOTAL REVENUE (2) (3) (4)	$89,253	$2,627	$91,880	$72,947	$-	$72,947	22%		26%
Software license (2)	27,407	307	27,714	33,889	-	33,889	-19%		-18%
Maintenance (3)	24,986	2,256	27,242	13,491	-	13,491	85%		102%
Professional services (4)	36,860	64	36,924	25,567	-	25,567	44%		44%

TOTAL COST OF REVENUE (5) (6)	$36,048	$(2,068)	$33,980	$24,754	$(243)	$24,511	46%		39%
Amortization of intangible assets (5)	1,571	(1,571)	-	31	(31)	-	n/m		0%
Stock-based compensation (6)	497	(497)	-	212	(212)	-	134%		0%

TOTAL OPERATING EXPENSES (5) (6)	$57,150	$(4,821)	$52,329	$38,004	$(943)	$37,061	50%		41%
Amortization of intangible assets (5)	1,299	(1,299)	-	5	(5)	-	n/m		0%
Stock-based compensation (6)	1,035	(1,035)	-	938	(938)	-	10%		0%
Acquisition-related costs	910	(910)	-	-	-	-	n/m		0%
Restructuring costs	1,577	(1,577)	-	-	-	-	n/m		0%

(LOSS) INCOME FROM OPERATIONS	$(3,945)	$9,516	$5,571	$10,189	$1,186	$11,375	-139%		-51%

OPERATING MARGIN %	-4.42%		6.06%	13.97%		15.59%	(0.1839)	bp	(0.0953)	bp

INCOME TAX EFFECTS (7)	$(496)	$2,179	$1,683	$4,435	$489	$4,924	-111%		-66%

NET (LOSS) INCOME	$(4,693)	$7,337	$2,644	$6,328	$697	$7,025	-174%		-62%

NET (LOSS) EARNINGS PER SHARE:
BASIC	$(0.13)		$0.07	$0.17		$0.19	-176%		-63%
DILUTED	$(0.13)		$0.07	$0.16		$0.18	-181%		-61%

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	37,078	-	37,078	36,725	-	36,725	1%		1%
DILUTED (8)	37,078	2,196	39,274	38,584	-	38,584	-4%		2%

n/m - not meaningful

PEGASYSTEMS INC.

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (1)

($ in thousands, except per share data)

	Year Ended December 31,						% Increase (Decrease)

	2010 GAAP	Adj.	2010 Non-GAAP	2009 GAAP	Adj.	2009 Non-GAAP	GAAP		Non-GAAP

TOTAL REVENUE (2) (3) (4)	$336,599	$11,637	$348,236	$264,013	$-	$264,013	27%		32%
Software license (2)	119,839	3,971	123,810	115,934	-	115,934	3%		7%
Maintenance (3)	83,878	7,363	91,241	50,099	-	50,099	67%		82%
Professional services (4)	132,882	303	133,185	97,980	-	97,980	36%		36%

TOTAL COST OF REVENUE (5) (6)	$128,734	$(6,056)	$122,678	$90,937	$(1,217)	$89,720	42%		37%
Amortization of intangible assets (5)	4,231	(4,231)	-	121	(121)	-	n/m		0%
Stock-based compensation (6)	1,825	(1,825)	-	1,096	(1,096)	-	67%		0%

TOTAL OPERATING EXPENSES (5) (6)	$210,445	$(22,378)	$188,067	$131,257	$(3,597)	$127,660	60%		47%
Amortization of intangible assets (5)	3,470	(3,470)	-	20	(20)	-	n/m		0%
Stock-based compensation (6)	4,920	(4,920)	-	3,577	(3,577)	-	38%		0%
Acquisition-related costs	5,924	(5,924)	-	-	-	-	n/m		0%
Restructuring costs	8,064	(8,064)	-	-	-	-	n/m		0%

(LOSS) INCOME FROM OPERATIONS	$(2,580)	$40,071	$37,491	$41,819	$4,814	$46,633	-106%		-20%

OPERATING MARGIN %	-1%		11%	16%		18%	(0.1661)	bp	(0.0690)	bp

INCOME TAX EFFECTS (7)	$(306)	$11,682	$11,376	$15,203	$1,543	$16,746	-102%		-32%

NET (LOSS) INCOME	$(5,891)	$28,389	$22,498	$32,212	$3,271	$35,483	-118%		-37%

NET (LOSS) EARNINGS PER SHARE:
BASIC	$(0.16)		$0.61	$0.89		$0.98	-118%		-38%
DILUTED	$(0.16)		$0.57	$0.85		$0.93	-119%		-39%

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC	37,031	-	37,031	36,208	-	36,208	2%		2%
DILUTED (8)	37,031	2,378	39,409	38,113	-	38,113	-3%		3%

n/m - not meaningful

PEGASYSTEMS INC.

FOOTNOTES FOR RECONCILIATION OF

SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(1)	This presentation includes Non-GAAP measures. Our Non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. For a detailed explanation of the adjustments made to comparable GAAP measures, the reasons why management uses these measures, the usefulness of these measures and the material limitations on the usefulness of these measures see disclosure under Discussion of Non-GAAP Measures included earlier in this release and below. Our Non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

Revenue: Business combination accounting rules require that we determine the fair value of the deferred revenue liability for contractual obligations assumed from Chordiant. In post-acquisition reporting periods, we recognize revenue for the fair value of these contracts, when all the revenue recognition criteria are satisfied, instead of the revenue that would have been recognized by Chordiant as an independent company. We add back the affect of the deferred revenue fair value adjustment in Non-GAAP revenue to reflect the full amount of these revenues to provide a more complete comparison of the revenue guidance to peer companies.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets acquired from Chordiant from our Non-GAAP operating expenses and net earnings measures. Amortization of intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation expenses from our Non-GAAP operating expenses and net earnings measures. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expense.

Acquisition-related costs and restructuring costs: We have excluded the effect of acquisition- related costs and restructuring costs from our Non-GAAP operating expenses and net earnings measures. We incurred direct and incremental costs associated with the Chordiant acquisition. These acquisition-related costs were primarily due diligence costs, advisory and legal transaction fees, and valuation and tax consulting fees. We have also incurred restructuring costs related to the integration of the acquisition, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Restructuring costs consist of employee severance and other exit costs. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

(2)	As of April 21, 2010, approximately $0.6 million, $0.5 million, and $0.2 million in estimated revenues related to assumed software license contracts will not be recognized in fiscal 2011, fiscal 2012, and fiscal 2013, respectively, due to business combination accounting rules.

(3)	As of April 21, 2010, approximately $2.9 million and $0.5 million in estimated revenues related to assumed software support contracts will not be recognized in fiscal 2011 and fiscal 2012, respectively, due to business combination accounting rules.

(4)	As of April 21, 2010, approximately $0.3 million, $0.3 million, and $0.1 million in estimated revenues related to assumed software installation services contracts will not be recognized in fiscal 2011, fiscal 2012, and fiscal 2013, respectively, due to business combination accounting rules.

(5)	Estimated future annual amortization expense related to intangible assets as of December 31, 2010 is as follows:

Fiscal 2011	$11,315
Fiscal 2012	11,137
Fiscal 2013	11,095
Fiscal 2014	9,489
Fiscal 2015	8,688
Fiscal 2016 and thereafter	28,960

Total intangible assets subject to amortization	$80,684

(6)	Stock-based compensation is included in operating expense as follows:

	Three Months Ended December 31, 2010			Three Months Ended December 31, 2009

	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP
Cost of revenue	$497	$(497)	$-	$212	$(212)	$-
Selling and Marketing	454	(454)	-	322	(322)	-
Research and development	211	(211)	-	302	(302)	-
General and administrative	370	(370)	-	314	(314)	-

Total stock-based compensation	$1,532	$(1,532)	$-	$1,150	$(1,150)	$-

	Year Ended December 31, 2010			Year Ended December 31, 2009

	GAAP	Adj.	Non-GAAP	GAAP	Adj.	Non-GAAP
Cost of revenue	$1,825	$(1,825)	$-	$1,096	$(1,096)	$-
Selling and Marketing	2,048	(2,048)	-	901	(901)	-
Research and development	975	(975)	-	861	(861)	-
General and administrative	1,897	(1,897)	-	1,815	(1,815)	-

Total stock-based compensation	$6,745	$(6,745)	$-	$4,673	$(4,673)	$-

(7)	The GAAP (benefit) provision for income taxes reflects an effective tax rate of (9.6)% and 41.2% in the fourth quarter of 2010 and 2009, respectively, and an effective tax rate of (4.9)% and 32.1% in 2010 and 2009, respectively. The Non-GAAP provision for income taxes reflects an effective tax rate of 38.9% and 41.2% in the fourth quarter of 2010 and 2009, respectively, and an effective tax rate of 33.6% and 32.1% in 2010 and 2009, respectively.

The difference between our GAAP and Non-GAAP effective tax rates in the fourth quarter and year ended December 31, 2010 primarily relates to the impact of non-deductible acquisition-related costs, the valuation allowance recorded on certain state credits, and the deduction for the domestic production activities, which was altered by the change in income and timing differences related to the Chordiant acquisition. We exclude the impact of these items from our Non-GAAP income tax provision.

(8)

The diluted weighted-average common shares used for the calculation of Non-GAAP diluted earnings per share for the fourth quarter and year ended December 31, 2010 include the dilutive effect of outstanding options, restricted stock units, and warrants, and the average market price of our common stock during the applicable periods using the treasury stock method.

Pegasystems Inc.

Condensed Consolidated Balance Sheets

	As of December 31, 2010	As of December 31, 2009
	(in thousands)
Current Assets:
Cash and cash equivalents	$71,127	$63,857
Marketable securities	16,124	138,796

Total cash, cash equivalents, and marketable securities	87,251	202,653
Trade accounts receivable, net	77,638	39,396
Short-term license installments	2,258	2,829
Deferred income taxes	5,466	2,523
Income taxes receivable and other current assets	14,387	8,840

Total current assets	187,000	256,241
Long-term license installments, net	1,223	2,976
Property and equipment, net	11,010	8,931
Long-term deferred income taxes	32,729	7,515
Other assets	2,217	1,195
Intangible assets, net	80,684	336
Goodwill	22,618	2,391

Total assets	$337,481	$279,585

Current liabilities:
Accounts payable	$6,286	$4,791
Accrued expenses	24,742	6,748
Accrued compensation and related expenses	27,125	23,280
Deferred revenue	56,903	32,870

Total current liabilities	115,056	67,689
Income taxes payable	5,783	4,828
Other long-term liabilities	20,972	1,849

Total liabilities	141,811	74,366
Stockholders’ equity:	195,670	205,219

Total liabilities and stockholders’ equity	$337,481	$279,585

Pegasystems Inc.

Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2010	2009
	(in thousands)
Operating activities:
Net (loss) income	$(5,891)	$32,212
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Excess tax benefit from equity awards and deferred income taxes	(5,293)	(13,998)
Depreciation, amortization, and other non-cash items	10,985	2,915
Foreign currency transaction loss	4,753	-
Amortization of investments and realized gain on sale of investments	752	3,909
Stock-based compensation expense	6,745	4,673
Change in operating assets and liabilities, and other, net	6,363	19,870

Cash provided by operating activities	18,414	49,581

Cash provided by (used in) investing activities	6,841	(18,163)

Cash used in financing activities	(13,251)	(5,049)

Effect of exchange rate on cash and cash equivalents	(4,734)	1,401

Net increase in cash and cash equivalents	7,270	27,770
Cash and cash equivalents, beginning of year	63,857	36,087

Cash and cash equivalents, end of year	$71,127	$63,857

2011 Reconciliation of Forward-Looking Guidance

($ in 000's, except per share amounts)	FY 2011		YTD Q2 2011

Revenue Guidance - GAAP basis	$431,200		$192,500
Adjustment to exclude deferred revenue fair value adjustment	3,800		2,500

Revenue Guidance - Non-GAAP basis	$435,000		$195,000

Net Income Guidance - GAAP basis	$27,000	$0.69	2,500	$0.06

Adjustment to exclude deferred revenue fair value adjustment, net of tax	2,524	0.06	1,660	0.04
Adjustment to exclude amortization of intangible assets, net of tax	7,771	0.20	3,859	0.10
Adjustment to exclude stock-based compensation, net of tax	6,509	0.17	3,298	0.08
Adjustment to exclude acquisition-related expenses, net of tax	1,594	0.04	631	0.02

Net Income Guidance - Non-GAAP basis	$45,398	$1.16	$11,948	$0.30

Estimated weighted-average common shares		39,200		39,200